Exhibit 99.1

LIBERTY BROADBAND REPORTS

FOURTH QUARTER AND YEAR END 2020 FINANCIAL RESULTS

Englewood, Colorado, February 26, 2021 – Liberty Broadband Corporation (“Liberty Broadband”) (Nasdaq: LBRDA, LBRDK, LBRDP) today reported fourth quarter and year end 2020 results.

Highlights include (1):

●	Completed acquisition of GCI Liberty on December 18th
●	Fair value of Charter investment was $39 billion as of December 31st
●	Beginning March 2021, Liberty Broadband expects to participate in Charter’s buyback to maintain fully diluted equity interest in Charter of 26%(2) (the “Equity Cap”)
●	Liberty Broadband’s Board of Directors increased remaining repurchase authorization to approximately $2.5 billion
●	From December 18th through January 31st, Liberty Broadband repurchased 1.8 million LBRDK shares at an average price per share of $154.87 and total cash consideration of $272 million
●	For the full fourth quarter, GCI(3) grew revenue 12% to $251 million, generated operating income of $20 million and increased Adjusted OIBDA(4) 20% to $89 million
●	Subsequent to year end, GCI received $174 million of Rural Healthcare proceeds and repaid $180 million under its revolving credit facility

“We were pleased to complete the acquisition of GCI Liberty in December,” said Greg Maffei, Liberty Broadband President and CEO.  “Since the shareholder vote, we have been active in the market and bought back nearly 2 million shares of Liberty Broadband for $272 million. We exceeded our equity ownership cap in Charter in the first quarter and will start participating in their buyback, which will provide a substantial stream of capital to Liberty Broadband. As a result, our Board recently increased our repurchase authorization to approximately $2.5 billion.”

Discussion of Results

On December 18, 2020, Liberty Broadband merged with GCI Liberty (the “Combination”). Prior to the Combination, GCI Liberty consisted of a wholly owned subsidiary, GCI, an equity method investment in Liberty Broadband, an investment in Charter and other assets and liabilities. Following the Combination, Liberty Broadband is comprised of two operating businesses, GCI and Skyhook Holding, Inc. (“Skyhook”), as well as an equity method investment in Charter Communications, Inc. (“Charter”).

In connection with the closing of the Combination, Liberty Broadband issued net shares of (i) 18.6 million Series C common stock (net of the approximately 42.7 million shares previously held by GCI Liberty and retired by Liberty Broadband) and (ii) 98 thousand Series B common stock. Liberty Broadband assumed the assets and liabilities of GCI Liberty. Except as otherwise noted, the financial information presented in this earnings release represents the historical consolidated financial information of Skyhook, Liberty Broadband’s interest in Charter and, as of December 18, 2020, GCI Holdings, as well as certain other assets and liabilities.

Balance Sheet

The following presentation is provided to separately identify cash and liquid investments, debt and public holdings of Liberty Broadband as of December 31, 2020.

(amounts in millions)	12/31/2020
Cash and Cash Equivalents:
GCI Holdings	$32
Corporate and Other	1,386
Total Liberty Broadband Consolidated Cash	$1,418

Fair Value of Public Holdings in Charter(a)	$39,340

Debt:
Senior Notes(b)	$600
Senior Credit Facility	704
Finance Leases and Other(c)	105
Total GCI Holdings Debt	$1,409
GCI Leverage(d)	4.0x

Charter Margin Loan	$2,000
1.25% Exchangeable Senior Debentures due 2050(e)	825
1.75% Exchangeable Senior Debentures due 2046(e)	15
2.75% Exchangeable Senior Debentures due 2050(e)	575
Total Corporate Level Debt	$3,415

Total Liberty Broadband Debt	$4,824
Fair market value adjustment and deferred loan costs	91
Finance leases and tower obligations (excluded from GAAP Debt)	(99)
Total Liberty Broadband Debt (GAAP)	$4,816

Other Financial Obligations:
Indemnification Obligation(f)	$345
Preferred Stock(g)	178

a)	Represents fair value of the investment in Charter as of December 31, 2020. A portion of the Charter equity securities are considered covered shares and subject to certain contractual restrictions in accordance with the indemnification obligation, as described below.
b)	Principal amount of Senior Notes.

c)	Includes the Wells Fargo Note Payable and current and long-term obligations under finance leases and tower obligations.
d)	As defined in GCI's credit agreement.
e)	Principal amount of Senior Exchangeable Debentures with no reduction for the fair market value adjustment.
f)	Indemnity to Qurate Retail, pursuant to an indemnification agreement (the "indemnification agreement"), with respect to the Liberty Interactive LLC ("LI LLC") 1.75% exchangeable debentures due 2046 (the "Charter exchangeable debentures"), as described below.
g)	Liquidation value of preferred stock. Preferred stock has a 7% coupon, $25/share liquidation preference plus accrued and unpaid dividends and 1/3 vote per share. The redemption date is the first business day following March 8, 2039. The preferred stock is considered a liability for GAAP purposes.

GCI Fourth Quarter Capital Markets Activity

The following capital markets activity occurred at GCI prior to the completion of the Combination and is being provided for informational purposes. GCI cash decreased $73 million in the fourth quarter as cash from operations was more than offset by GCI’s debt restructuring activity, interest expense and capital expenditures.

On October 7, 2020, GCI, LLC (a wholly owned subsidiary of Liberty Broadband post Combination) issued $600 million of 4.750% senior notes due 2028. The net proceeds of the offering, together with cash on hand and incremental borrowings under GCI’s senior credit facility, were used to fund the redemption of all $450 million of GCI, LLC’s 6.875% senior notes due 2025 and all $325 million of GCI, LLC’s 6.625% senior notes due 2024 on October 14, 2020 and October 23, 2020, respectively.

On October 15, 2020, GCI, LLC amended its senior credit facility, which consisted of a $241 million term loan B and a $550 million revolving credit facility. The amendment, among other things, extended the maturity of the senior credit facility from December 27, 2023 to October 15, 2025 (provided that the term loan B is refinanced or repaid in full by April 15, 2025) and increased the aggregate principal amount of the term loan B to $400 million.

In November 2020, GCI Liberty sold its stake in LendingTree, Inc. for $1.0 billion of gross proceeds.  Net proceeds after taxes were approximately $900 million.  The tax liability on the sale was partially offset by tax loss carryforwards and the tax loss incurred upon the repurchase of a portion of the 1.75% exchangeable senior debentures due 2046.

Subsequent to year end, GCI collected $174 million in accounts receivable relating to services provided to its Rural Healthcare (“RHC”) customers for the funding years that ended on June 30, 2019 and June 30, 2020. These proceeds were used, along with cash on hand, to repay $180 million under GCI’s revolving credit facility. GCI also completed an internal restructuring whereby GCI, LLC transferred the subsidiary that holds the Charter shares to the Liberty Broadband parent entity. Following the aforementioned repayment, total capacity under the senior credit facility is $550 million, of which undrawn capacity is $421 million (net of letters of credit), and GCI’s leverage as defined in its credit agreement is 3.5x.

Liberty Broadband Fourth Quarter Capital Markets Activity

On November 19, 2020, Liberty Broadband issued $825 million of 1.25% exchangeable senior debentures due 2050.  Initially, 1.11 shares of Charter Class A common stock are attributable to each $1,000 original principal amount of the debentures, representing an initial exchange price of approximately $900.00 for each share of Charter Class A common stock. A total of 916,657 shares of Charter Class A common stock are attributable to the debentures. Net proceeds were used for general corporate purposes, including repurchases of shares of Liberty Broadband common stock.

Following the Combination, the total capacity under Liberty Broadband’s margin loan facility is $2.3 billion, of which approximately $2.0 billion is drawn as of December 31, 2020. The maturity date on the margin loan facility is August 24, 2022. As of December 31, 2020, 12.3 million shares of Charter with a value of $8.1 billion were pledged as collateral under the margin loan facility.

Liberty Broadband has an indemnification agreement with Qurate Retail that was assumed in the Combination and previously held by GCI Liberty with respect to Qurate Retail’s Charter exchangeable debentures. Pursuant to the indemnification agreement, Liberty Broadband will compensate Qurate Retail for any payments made in excess of the adjusted principal amount of the LI LLC Charter exchangeable debentures to any holder that exercises its exchange right on or before the put/call date of October 5, 2023. This indemnity is supported by a negative pledge in favor of Qurate Retail on the reference shares of Class A common stock of Charter held at Liberty Broadband that underlie the LI LLC Charter exchangeable debentures.  The indemnification obligation on Liberty Broadband’s balance sheet is valued based on the estimated exchange feature in the LI LLC Charter exchangeable debentures. As of December 31, 2020, a holder of the LI LLC Charter exchangeable debentures has the ability to exchange, and accordingly, the indemnification obligation is classified as a current liability.

GCI Results

As GCI’s results are only included in Liberty Broadband’s results for 13 days following the Combination, we believe a discussion of GCI’s results for a comparative two year period promotes a better understanding of GCI’s operations. For comparison and discussion purposes, the following information presents actual historical results of GCI for the quarters and years ended December 31, 2019 and 2020, exclusive of the effects of acquisition accounting. In future periods the most significant effect of acquisition accounting is an expected increase to depreciation and amortization of approximately ten to fifteen percent as compared to prior years as a result of an increase in fair values of depreciable or amortizable assets. This historical financial information of GCI can be found in historical filings of GCI Liberty, Inc. with the exception of the fourth quarter of 2020. The financial information below is presented voluntarily and does not purport to represent what the results of operations of GCI would have been if it were a wholly owned subsidiary of Liberty Broadband for the periods presented or to project the results of operations of GCI for any future periods.

GCI finished 2020 with outstanding financial results. In the fourth quarter and full year, revenue grew 12% and 9%, respectively, primarily due to robust demand for data in both business and consumer customers. Operating income improved and Adjusted OIBDA grew 20% in the fourth quarter and 34% for the full year driven by the revenue growth as well as reductions in bad debt and healthcare expenses.

In 2020, GCI spent $132 million on capital expenditures, excluding capitalized interest. Capital expenditure spending was related primarily to improvements to the wireless and hybrid fiber coax networks. GCI's capital expenditures for 2021 are expected to be in line with 2020.

Rural Healthcare Update

As of December 31, 2020, GCI had net accounts receivable from the RHC program of $237 million, which is included within Trade and other receivables in the consolidated balance sheet. Subsequent to year end, GCI received approximately $174 million in payments relating to services provided to its RHC customers for the funding years that ended on June 30, 2019 and June 30, 2020. GCI is currently working with the FCC on RHC rates and payments for the funding year that ends June 30, 2021.  On January 19, 2021, the Wireline Competition Bureau of the FCC issued an order which provides rate certainty to Alaska providers for funding years ending June 30, 2022 and June 30, 2023 by requiring them to use previously approved rates from the FCC, in lieu of the FCC’s new rate database, which we expect will provide increased certainty for the RHC business in the aforementioned funding years.

FOOTNOTES

1)	Liberty Broadband’s President and CEO, Greg Maffei, will discuss these highlights and other matters on Liberty Broadband's earnings conference call which will begin at 11:15 a.m. (E.S.T.) on February 26, 2021. For information regarding how to access the call, please see “Important Notice” later in this document.
2)	Calculated pursuant to Liberty Broadband and Charter’s stockholder agreement.
3)	Liberty Broadband’s principal operating asset is GCI Holdings, LLC (“GCI” or “GCI Holdings”), Alaska's largest communications provider. Other assets include its interests in Charter Communications, Inc. ("Charter") and subsidiary Skyhook. GCI revenue, operating income and adjusted OIBDA presented for the full fourth quarter of 2020 does not reflect the effects of acquisition accounting. Acquisition accounting would result in immaterial differences with respect to revenue. See “GCI Results” in this earnings release for more information regarding the impact of acquisition accounting on operating income and adjusted OIBDA.
4)	For a definition of adjusted OIBDA and adjusted OIBDA margin and applicable reconciliations, see the accompanying schedules.

NOTES

LIBERTY BROADBAND GAAP FINANCIAL METRICS

(amounts in millions)	4Q19		4Q20	2019		2020
Revenue
GCI Holdings	$	N/A	$33,670	$	N/A	$33,670
Skyhook		3,941	4,599		14,859	17,036
Total Liberty Broadband Revenue		$3,941	$38,269		$14,859	$50,706

Operating Income (Loss)
GCI Holdings	$	N/A	$(4,934)	$	N/A	$(4,934)
Skyhook		(2,139)	(1,027)		(6,875)	(4,549)
Corporate and other		(6,183)	(20,259)		(22,402)	(50,172)
Total Liberty Broadband Operating Income (Loss)		$(8,322)	$(26,220)		$(29,277)	$(59,655)

Adjusted OIBDA
GCI Holdings	$	N/A	$9,509	$	N/A	$9,509
Skyhook		(1,530)	(1,260)		(4,704)	(3,689)
Corporate and other		(3,484)	(7,292)		(12,187)	(19,965)
Total Liberty Broadband Adjusted OIBDA		$(5,014)	$957		$(16,891)	$(14,145)

HISTORICAL GCI OPERATING METRICS AND FINANCIAL RESULTS

	4Q19	4Q20	% Change		2019	2020	% Change
(amounts in thousands, except operating metrics)
GCI Consolidated Financial Metrics
Revenue
Consumer	$114,595	$124,497	9%		$438,475	$465,705	6%
Business	109,849	126,209	15%		431,187	483,409	12%
Total revenue	$224,444	$250,706	12%		$869,662	$949,114	9%

Operating income (loss)	$(155,325)	$20,568	NM		$(182,841)	$86,608	NM
Operating income margin (%)	(69.2)%	8.2%	NM		(21.0)%	9.1%	NM

Adjusted OIBDA(a)	$74,326	$89,307	20%		$256,878	$345,364	34%
Adjusted OIBDA margin(a) (%)	33.1%	35.6%	250	bps	29.5%	36.4%	690	bps

GCI Consumer
Financial Metrics
Revenue
Wireless	$46,335	$44,241	(5)%		$168,086	$171,090	2%
Data	43,777	50,589	16%		169,332	188,151	11%
Video	20,678	26,182	27%		83,946	91,336	9%
Voice	3,805	3,485	(8)%		17,111	15,128	(12)%
Total revenue	$114,595	$124,497	9%		$438,475	$465,705	6%
Operating Metrics
Wireless:
Revenue generating lines in service(b)					176,200	176,900	-%
Non-revenue generating lines in service(c)					6,100	2,200	(64)%
Wireless lines in service					182,300	179,100	(2)%
Data:
Revenue generating cable modem subscribers(d)					127,000	140,600	11%

Basic subscribers					81,200	74,300	(8)%
Homes passed					253,400	253,400	-%
Voice - Total access lines in service(e)					39,900	36,600	(8)%

GCI Business
Financial Metrics
Revenue
Wireless	$21,727	$23,497	8%		$92,603	$88,461	(4)%
Data	73,043	90,943	25%		277,519	339,290	22%
Video	4,242	949	(78)%		16,170	11,675	(28)%
Voice	10,837	10,820	-%		44,895	43,983	(2)%
Total revenue	$109,849	$126,209	15%		$431,187	$483,409	12%
Operating Metrics
Wireless - Revenue generating lines in service(b)					20,500	25,200	23%
Data - Revenue generating cable modem subscribers(d)					8,800	13,800	57%
Voice - Total access lines in service(e)					34,500	33,100	(4)%

a)	See reconciling schedule 1.
b)	A revenue generating wireless line in service is defined as a wireless device with a monthly fee for services.
c)	A non-revenue generating wireless line in service is defined as a data-only line with no monthly fee for services.
d)

A cable modem subscriber is defined by the purchase of cable modem service regardless of the level of service purchased. If one entity purchases multiple cable modem service access points, each access point is counted as a subscriber.

e)	A local access line in service is defined as a revenue generating circuit or channel connecting a customer to the public switched telephone network.

Important Notice: Liberty Broadband (Nasdaq: LBRDA, LBRDK, LBRDP) President and CEO, Greg Maffei, will discuss Liberty Broadband’s earnings release on a conference call which will begin at 11:15 a.m. (E.S.T.) on February 26, 2021.  The call can be accessed by dialing (888) 204-4368 or (323) 994-2093, passcode 5840623, at least 10 minutes prior to the start time.   The call will also be broadcast live across the Internet and archived on our website.  To access the webcast go to www.libertybroadband.com/events.  Links to this press release and replays of the call will also be available on Liberty Broadband’s website.

This press release includes certain forward-looking statements under the Private Securities Litigation Reform Act of 1995, including statements about business strategies, market potential, future financial prospects, capital expenditures, matters relating to Liberty Broadband’s equity interest in Charter and Charter’s buyback of common stock, matters relating to the Universal Service Administrative Company and Rural Health Care program, indemnification by Liberty Broadband, the continuation of our stock repurchase program and other matters that are not historical facts.  These forward-looking statements involve many risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements, including, without limitation, possible changes in market acceptance of new products or services, competitive issues, regulatory matters affecting our businesses, continued access to capital on terms acceptable to Liberty Broadband, changes in law and government regulations, the availability of investment opportunities, general market conditions (including as a result of COVID-19) and market conditions conducive to stock repurchases.  These forward-looking statements speak only as of the date of this press release, and Liberty Broadband expressly disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein to reflect any change in Liberty Broadband's expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based. Please refer to the publicly filed documents of Liberty Broadband, including the most recent Form 10-K, for additional information about Liberty Broadband and about the risks and uncertainties related to Liberty Broadband which may affect the statements made in this press release.

NON-GAAP FINANCIAL MEASURES

To provide investors with additional information regarding our financial results, this press release includes a presentation of Adjusted OIBDA, which is a non-GAAP financial measure, for Liberty Broadband (and certain of its subsidiaries) and GCI Holdings together with a reconciliation to that entity or such businesses’ operating income, as determined under GAAP.  Liberty Broadband defines Adjusted OIBDA as operating income (loss) plus depreciation and amortization, stock-based compensation, transaction costs, separately reported litigation settlements, restructuring, acquisition and other related costs and impairment charges. Further, this press release includes Adjusted OIBDA margin which is also a non-GAAP financial measure.  Liberty Broadband defines Adjusted OIBDA margin as adjusted OIBDA divided by revenue.

Liberty Broadband believes Adjusted OIBDA is an important indicator of the operational strength and performance of its businesses by identifying those items that are not directly a reflection of each business' performance or indicative of ongoing business trends.  In addition, this measure allows management to view operating results and perform analytical comparisons and benchmarking between businesses and identify strategies to improve performance.  Because Adjusted OIBDA is used as a measure of operating performance, Liberty Broadband views operating income as the most directly comparable GAAP measure.  Adjusted OIBDA is not meant to replace or supersede operating income or any other GAAP measure, but rather to supplement such GAAP measures in order to present investors with the same information that Liberty Broadband’s management considers in assessing the results of operations and performance of its assets.  Please see the tables below for applicable reconciliations.

SCHEDULE 1

The following table provides a reconciliation of GCI’s operating loss to its Adjusted OIBDA for the three and twelve months ended December 31, 2019 and December 31, 2020.

GCI HOLDINGS ADJUSTED OIBDA RECONCILIATION

(amounts in thousands)	4Q19	4Q20	2019	2020
GCI Holdings
Operating Income (loss)	$(155,325)	$20,568	$(182,841)	$86,608
Depreciation and amortization	65,616	65,982	263,508	249,170
Stock-based compensation	2,967	2,757	14,907	9,586
Impairment of intangibles and long-lived assets	167,062	—	167,062	—
Insurance proceeds and restructuring, net	(5,994)	—	(5,758)	—
Adjusted OIBDA	$74,326	$89,307	$256,878	$345,364

SCHEDULE 2

The following table provides a reconciliation of operating loss calculated in accordance with GAAP to Adjusted OIBDA for Liberty Broadband for the three and twelve months ended December 31, 2019 and December 31, 2020, respectively.

LIBERTY BROADBAND ADJUSTED OIBDA RECONCILIATION

(amounts in thousands)	4Q19	4Q20	2019	2020
Liberty Broadband
Liberty Broadband Operating Income (Loss)	$(8,322)	$(26,220)	$(29,277)	$(59,655)
Stock-based compensation	2,841	3,398	10,511	9,134
Depreciation and amortization	467	14,186	1,875	15,227
Transaction costs	—	9,593	—	21,149
Consolidated Liberty Broadband Adjusted OIBDA	$(5,014)	$957	$(16,891)	$(14,145)
GCI Holdings	$—	9,509	$—	9,509
Skyhook	(1,530)	(1,260)	(4,704)	(3,689)
Corporate and other	(3,484)	(7,292)	(12,187)	(19,965)

LIBERTY BROADBAND CORPORATION AND SUBSIDIARIES

BALANCE SHEET INFORMATION

(unaudited)

	December 31,	December 31,
	2020	2019
	amounts in thousands,
	except share amounts
Assets
Current assets:
Cash and cash equivalents	$1,417,802	49,724
Trade and other receivables, net of allowance for doubtful accounts of $10 and $20, respectively	349,256	1,216
Other current assets	79,453	1,193
Total current assets	1,846,511	52,133
Investment in Charter, accounted for using the equity method	16,178,939	12,194,674

Property and equipment, net	1,098,512	532
Intangible assets not subject to amortization
Goodwill	745,577	6,497
Cable certificates	560,000	—
Other	21,500	—
Intangible assets subject to amortization, net	674,049	888
Tax sharing receivable	94,549	—
Other assets, net	151,487	1,618
Total assets	$21,371,124	12,256,342

Liabilities and Equity
Current liabilities:
Accounts payable and accrued liabilities	$97,933	6,107
Deferred revenue	24,926	4,840
Current portion of debt, including $26,350 and $0 measured at fair value, respectively	31,026	—
Indemnification obligation	344,643	—
Other current liabilities	113,234	1,192
Total current liabilities	611,762	12,139
Long-term debt, net, including $1,445,775 and $0 measured at fair value, respectively	4,785,207	572,944
Obligations under finance leases and tower obligations, excluding current portion	92,840	—
Long-term deferred revenue	39,649	1,807
Deferred income tax liabilities	1,977,643	999,757
Preferred stock	202,917	—
Other liabilities	146,687	1,749
Total liabilities	7,856,705	1,588,396
Equity
Stockholders’ equity:
Series A common stock, $.01 par value. Authorized 500,000,000 shares; issued and outstanding 26,495,249 and 26,493,197 at December 31, 2020 and 2019 respectively	265	265
Series B common stock, $.01 par value. Authorized 18,750,000 shares; issued and outstanding 2,549,470 and 2,451,920 at December 31, 2020 and 2019, respectively	25	25
Series C common stock, $.01 par value. Authorized 500,000,000 shares; issued and outstanding 167,480,926 and 152,956,316 at December 31, 2020 and 2019, respectively	1,675	1,529
Additional paid-in capital	10,319,754	7,890,084
Accumulated other comprehensive earnings (loss), net of taxes	15,436	8,158
Retained earnings	3,165,504	2,767,885
Total stockholders' equity	13,502,659	10,667,946
Non-controlling interests	11,760	—
Total equity	13,514,419	10,667,946
Commitments and contingencies
Total liabilities and equity	$21,371,124	12,256,342

LIBERTY BROADBAND CORPORATION AND SUBSIDIARIES

STATEMENT OF OPERATIONS INFORMATION

(unaudited)

	Twelve months ended
	December 31,
	2020	2019
	amounts in thousands, except per share amounts
Skyhook revenue	$17,036	14,859
GCI Holding revenue	33,670	—
Total revenue	50,706	14,859
Operating costs and expenses:
Operating, including stock-based compensation	20,443	9,450
Selling, general and administrative, including stock-based compensation and transaction costs	74,691	32,811
Depreciation and amortization expense	15,227	1,875
	110,361	44,136
Operating income (loss)	(59,655)	(29,277)
Other income (expense):
Interest expense (including amortization of deferred loan fees)	(28,158)	(25,166)
Share of earnings (losses) of affiliates, net	713,329	286,401
Gain (loss) on dilution of investment in affiliate	(183,575)	(79,329)
Realized and unrealized gains (losses) on financial instruments, net	(83,070)	1,170
Other, net	2,294	1,359
Earnings (loss) before income taxes	361,165	155,158
Income tax (expense) benefit	36,443	(37,942)
Net earnings (loss)	397,608	117,216
Less net earnings (loss) attributable to the non-controlling interests	(11)	—
Net earnings (loss) attributable to Liberty Broadband shareholders	$397,619	117,216
Basic net earnings (loss) attributable to Series A, Series B and Series C Liberty Broadband shareholders per common share	$2.18	0.65
Diluted net earnings (loss) attributable to Series A, Series B and Series C Liberty Broadband shareholders per common share	$2.17	0.64

LIBERTY BROADBAND CORPORATION AND SUBSIDIARIES

STATEMENT OF CASH FLOWS INFORMATION

(unaudited)

	Year ended
	December 31,
	2020	2019
	amounts in thousands
Cash flows from operating activities:
Net earnings (loss)	$397,608	117,216
Adjustments to reconcile net earnings (loss) to net cash from operating activities:
Depreciation and amortization	15,227	1,875
Stock-based compensation expense	9,134	10,511
Share of (earnings) losses of affiliates, net	(713,329)	(286,401)
(Gain) loss on dilution of investment in affiliate	183,575	79,329
Realized and unrealized (gains) losses on financial instruments, net	83,070	(1,170)
Deferred income tax expense (benefit)	(36,456)	37,940
Other, net	903	1,471
Change in operating assets and liabilities:
Current and other assets	(13,926)	(820)
Payables and other liabilities	(21,548)	2,486
Net cash provided (used) by operating activities	(95,742)	(37,563)
Cash flows from investing activities:
GCI Liberty, Inc. cash acquired in consolidation	592,240	—
Capital expended for property and equipment	(1,818)	(500)
Exercise of preemptive right to purchase Charter shares	(14,910)	—
Net cash provided (used) by investing activities	575,512	(500)
Cash flows from financing activities:
Borrowings of debt	2,825,000	50,000
Repayment of debt, finance leases and tower obligations	(1,301,419)	—
Repurchases of Liberty Broadband common stock	(596,679)	—
Proceeds (payments) from issuances of financial instruments	—	(46,330)
Proceeds (payments) from settlements of financial instruments	—	47,500
Payment to former parent under tax sharing agreement related to net settlement of Awards	—	(49,718)
Other financing activities, net	(23,104)	3,232
Net cash provided (used) by financing activities	903,798	4,684
Net increase (decrease) in cash, cash equivalents and restricted cash	1,383,568	(33,379)
Cash, cash equivalents and restricted cash at beginning of period	49,724	83,103
Cash, cash equivalents and restricted cash at end of period	$1,433,292	49,724